EXHIBIT 99.1

CORRECTION — Colony Bankcorp Reports Fourth Quarter and Year-End 2019 Results

Company Increases Quarterly Cash Dividend to $0.10 per Share

FITZGERALD, Ga., Jan. 16, 2020 (GLOBE NEWSWIRE) -- In a release issued earlier today by Colony Bankcorp, Inc. (Nasdaq: CBAN), please note that multiple changes were made to the Unaudited Financial Highlights tables. The corrected release follows:

Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) today reported net income of $2.8 million or $0.29 per diluted share for the fourth quarter of 2019 compared with $3.0 million or $0.35 per diluted share for the same quarter last year. The Company reported adjusted net income (a non‑GAAP financial measure) of $3.0 million or $0.32 per diluted share versus $3.1 million or $0.36 per diluted share for the prior-year fourth quarter. For the year ended December 31, 2019, net income was $10.2 million or $1.12 per diluted share compared with $11.9 million or $1.40 per diluted share in the prior year.  Adjusted net income for the year was $12.3 million or $1.35 per diluted share, versus $12.1 million or $1.43 per diluted share for the year ended December 31, 2018. Adjusted net income excludes charges for acquisition‑related expenses as well as gains on other real estate owned (“OREO”) property held for sale. See the unaudited reconciliation of non-GAAP measures later in this release.

Separately, the Company also announced that the Board of Directors has voted to increase its quarterly cash dividend to $0.10 per share from $0.075 per share previously set in January 2019. The Board’s decision was based on the ongoing strength of the Company’s earnings, improvement in asset quality and an outlook for long-term earnings growth. The new rate will apply to the next dividend to be paid on February 18, 2020, to shareholders of record as of the close of business on January 31, 2020.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, “We are pleased to announce solid results for the fourth quarter and year. While adjusted net income was down $0.03 over the previous quarter and $0.04 over the year-earlier quarter, the main driver was an increase in provision expense, primarily due to our continued loan growth. In addition, current year results reflect startup costs related to our Small Business Specialty Lending Division, which we expect to begin generating revenue in the first quarter of 2020.

“Our investments in business development initiatives continue to be successful as we increased our loan volume and net interest income both for the fourth quarter and full year. Total loans, including acquisition activity, increased 24% year over year, while legacy loan growth increased 11%. Our net interest margins also showed improvement for both the quarter and the full year. Growth in net interest income was partially offset by acquisition-related expenses associated with our purchases of LBC Bancshares, Inc. and PFB Mortgage, including increases in noninterest expense, such as salaries and employee benefits, as well as occupancy and equipment.

“Net interest margin increased to 3.72%, an increase of eight basis points over the sequential quarter and 17 basis points compared with the year-earlier period. As the Federal Reserve Bank lowered rates three times throughout 2019, we were able to shift assets into loans, improving our earnings mix through loan volume growth and margin improvement. Additionally, our efforts to improve noninterest income contributed to an increase of $1.1 million and $2.5 million in mortgage fee income for the fourth quarter and full year, respectively, versus the same periods last year.”

In closing, Fountain added, “We are pleased with the Company’s prosperity during 2019. These achievements reaffirm the strategies we have in place to grow our business across our markets and also reflect the hard work of everyone at Colony Bancorp. While the competitive landscape is intense, we remain optimistic based on our loan pipeline, mortgage fee income and core deposit base growth, and we continue to deliver market share gains. Our Board is confident with our operational structure and strategic planning as evidenced by the increase in the quarterly dividend. We look forward to the year with enthusiasm, and we see opportunities to continue to reward our shareholders.”

Capital
Colony continues to maintain a strong capital position, with ratios that exceed regulatory minimums required to be classified as “well-capitalized.”  At December 31, 2019, the Company’s tier one leverage ratio, tier one ratio, total risk-based capital ratio and common equity tier one capital ratio were 9.04%, 12.52%, 13.17% and 10.33%, respectively, compared with 10.24%, 15.00%, 15.86% and 12.22%, respectively, at December 31, 2018.

Net Interest Margin
During the fourth quarter of 2019, the Company reported net interest income of $13.0 million compared with $10.4 million for the comparable 2018 quarter. For the year ended December 31, 2019, net interest income was $47.8 million compared with $40.8 million for the comparable 2018 period. Net interest margin for the fourth quarter of 2019 was 3.72%, up eight basis points on a sequential quarter basis and up 17 basis points compared with the year-earlier quarter. Net interest margin for the year ended December 31, 2019, was 3.61% compared with 3.56% for 2018. Net interest margin, excluding purchase accounting from the acquisition of LBC Bancshares, Inc., was 3.60%, up nine basis points on a sequential quarter basis.

Asset Quality
Asset quality remained solid with continued improvement from a year ago. Substandard assets, which include non-performing assets, totaled $21.5 million at December 31, 2019, compared with $24.6 million at December 31, 2018. Substandard assets adjusted for SBA guarantees to tier one capital plus loan loss reserve ratio was 14.22% and 17.38% at December 31, 2019 and December 31, 2018, respectively. Non‑performing assets decreased to $11.1 million, or 1.15% of total loans and OREO, from $11.3 million or 1.45% at December 31, 2018. OREO totaled $1.3 million at December 31, 2019, reflecting a 28.3% reduction from $1.8 million at December 31, 2018.

In the fourth quarter of 2019, net loan charge-offs were $317 thousand or 0.13% of average loans compared with net loan recoveries of $53 thousand or 0.01% of average loans in the fourth quarter of 2018, while net loan charge-offs for the year ended December 31, 2019, were $1.5 million or 0.17% of average loans compared with $431 thousand or 0.06% of average loans for 2018. The loan loss reserve was $6.9 million or 0.71% of total loans on December 31, 2019, compared with $7.3 million or 0.93% of total loans at December 31, 2018. Loan loss reserve methodology resulted in a $581 thousand loan loss provision for the three months ended December 31, 2019, compared with $70 thousand for the comparable 2018 period and a $1.1 million loan loss provision for the year ended December 31, 2019, compared with $201 thousand for 2018.

Noninterest Income
Total noninterest income increased 53.7% to $14.8 million for the year ended December 31, 2019, from $9.6 million in the comparable 2018 period. Gain on the sale of OREO property for the year increased $739 thousand and secondary mortgage fee income increased $2.5 million.

Noninterest Expense
Total noninterest expense increased 38.5% to $48.9 million for the year ended December 31, 2019, from $35.3 million in the comparable 2018 period. Salaries and employee benefit expenses increased 30.3%, occupancy expense increased 16.0% and other noninterest expense increased 62.1% from the comparable 2018 period. The efficiency ratio increased to 77.93% for the year ended December 31, 2019, from 70.05% in the comparable 2018 period. The increase is attributable to an increase in salary and benefits of $3.4 million connected with the Calumet merger and additional headcount with Colony Bank Mortgage, or 13.0% of the overall salary and benefit increase. Also, acquisition expenses increased noninterest expense by $3.1 million or 42.63% of the overall other noninterest expense increase. Accounting for non‑GAAP items disclosed later in this release, the adjusted efficiency ratio (a non‑GAAP financial measure) would have been 73.26% and 69.23% for the year ended December 31, 2019 and 2018, respectively. See the unaudited reconciliation of non-GAAP measures later in this release.

About Colony Bankcorp
Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 28 full-service branches throughout Central, Southern and Coastal Georgia. The Bank also helps its customers achieve their goal of home ownership through Colony Bank Mortgage. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on Facebook or on Twitter @colony_bank.

Forward-Looking Statements
Certain statements contained in the preceding release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: the Company’s ability to implement its various strategic initiatives; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; interest rate risk; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations; and risks that the anticipated benefits from the transactions with LBC Bancshares, Inc. and PFB Mortgage are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events. These and other factors, risks and uncertainties could cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company’s filings with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, under the captions “Forward-Looking Statements and Factors that Could Affect Future Results” and “Risk Factors,” and in the Company’s quarterly reports on Form 10‑Q and current reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

COLONY BANKCORP, INC. Unaudited Reconciliation of Non-GAAP Measures (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Total noninterest income	$4,389	$2,458	$14,762	$9,621
Securities gains	2	-	(97)	(116)
Realized (gains) losses on
OREO property held for sale	10	(80)	(780)	(41)
Adjusted noninterest income	$4,401	$2,378	$13,885	$9,464

Total noninterest expense	$13,496	$9,085	$48,894	$35,300
Acquisition-related expenses	(335)	(193)	(3,333)	(273)
Impairment loss on assets held for sale	-	(2)	(151)	(172)
Realized gains (losses) on assets held for sale	1	1	(14)	-
Adjusted noninterest expense	$13,162	$8,891	$45,396	$34,855

Net income available to common shareholders	$2,756	$2,965	$10,211	$11,917
Total adjustments, net of tax*	273	90	2,071	228
Adjusted net income	$3,029	$3,055	$12,282	$12,145

Diluted earnings per share	$0.29	$0.35	$1.12	$1.40
Total adjustments, net of tax*	0.03	0.01	0.23	0.03
Adjusted diluted earnings per share	$0.32	$0.36	$1.35	$1.43

Efficiency ratio	77.24%	71.62%	77.93%	70.05%
Total adjustments	(1.95)%	(1.09)%	(4.67)%	(0.82)%
Adjusted efficiency ratio	75.29%	70.53%	73.26%	69.23%

* The effective tax rate for the period presented is used to determine net of tax amounts.

Net Income and Diluted Earnings Per Share represented in accordance with Generally Accepted Accounting Principles (“GAAP”). Adjusted Noninterest Income, Adjusted Noninterest Expense, Adjusted Income Taxes, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Efficiency Ratio are non‑GAAP financial measures. The Company believes that these non-GAAP measures aid in understanding and comparing current-year and prior-year results, both of which include unusual items of different natures. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.

COLONY BANKCORP, INC. Unaudited Segment Information (in thousands, except per share data)

Total Loans Segmented By Legacy and Purchased
	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	March 31, 2019	Dec. 31, 2018
Legacy	$848,443	$826,309	$796,045	$763,462	$763,640
Purchased	120,726	132,414	139,226	16,529	18,387
Total	$969,169	$958,723	$935,271	$779,991	$782,027

Income Statement Segmented by Division

	Three Months Ended December 31, 2019
	Bank	Mortgage Banking	Small Business Specialty Lending Division	Holding Company	Totals
Net interest income	$13,331	$64	$-	$(403)	$12,992
Provision for loan losses	581	-	-	-	581
Noninterest income	2,811	1,251	-	350	4,412
Noninterest expenses	11,325	1,220	652	299	13,496
Income taxes	831	20	(136)	(144)	571
Segment profit (loss)	$3,405	$75	$(516)	$(208)	$2,756

Segment assets at
December 31, 2019	$1,499,347	$11,624	$405	$3,937	$1,515,313

	Year Ended December 31, 2019
	Bank	Mortgage Banking	Small Business Specialty Lending Division	Holding Company	Totals
Net interest income	$49,180	$164	$-	$(1,499)	$47,845
Provision for loan losses	1,104	-	-	-	1,104
Noninterest income	11,224	3,139	-	399	14,762
Noninterest expenses	42,786	3,258	1,213	1,637	48,894
Income taxes	3,279	10	(254)	(637)	2,398
Segment profit (loss)	$13,235	$35	$(959)	$(2,100)	$10,211

Segment assets at
December 31, 2019	$1,499,347	$11,624	$405	$3,937	$1,515,313

COLONY BANKCORP, INC. Consolidated Balance Sheets (in thousands)

	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2017
	(unaudited)	(audited)	(audited)
ASSETS
Cash and cash equivalents
Cash and due from banks	$15,214	$10,377	$23,145
Interest-bearing deposits	87,300	49,778	34,668
Federal funds sold	1,578	-	-
Investment securities
Available for sale, at fair value	347,332	353,066	354,247
Other investments, at cost	3,559	2,978	3,043
Loans held for sale	10,330	-	-
Loans	969,169	782,027	765,284
Allowance for loan losses	(6,863)	(7,277)	(7,507)
Unearned interest and fees	(610)	(501)	(495)
	961,696	774,249	757,282
Premises and equipment	32,482	29,494	27,639
Other real estate	1,320	1,841	4,256
Other intangible assets	19,533	759	45
Other assets	34,969	29,336	28,430
Total Assets	$1,515,313	$1,251,878	$1,232,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$232,991	$192,847	$190,929
Interest-bearing	1,061,231	892,278	877,057
	1,294,222	1,085,125	1,067,986
Borrowed money
Subordinated debentures	24,229	24,229	24,229
Other borrowed money	61,563	44,000	47,500
	85,792	68,229	71,729

Other liabilities	4,794	2,832	2,717

Stockholders’ equity
Common stock, par value $1 a share; authorized
20,000,000 shares, issued 9,498,783 shares as of Dec. 31, 2019, 8,444,908 as of Dec. 31, 2018, and 8,439,258 as of Dec. 31, 2017	9,499	8,445	8,439
Paid in capital	43,719	26,064	29,145
Retained earnings	76,978	69,459	59,231
Restricted stock - unearned compensation	(53)	(86)	-
Accumulated other comprehensive income (loss), net of tax	362	(8,190)	(6,492)
	130,505	95,692	90,323
Total Liabilities and Stockholders’ Equity	$1,515,313	$1,251,878	$1,232,755

COLONY BANKCORP, INC. Consolidated Statements of Income (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)	(audited)	(unaudited)	(audited)
Interest income
Loans, including fees	$13,842	$10,634	$50,278	$40,682
Deposits with other banks	242	218	992	410
Federal funds sold	4	-	64	-
Investment securities
U.S. Treasury	0	0	1	0
U. S. Government agencies	1963	1,894	8,701	7,529
State, county and municipal	22	25	104	102
Corporate debt	27	28	111	112
Dividends on other investments	59	53	232	187
	16,159	12,852	60,483	49,022
Interest expense
Deposits	2,480	1,892	10,050	6,057
Federal funds purchased	0	1	1	5
Borrowed money	687	561	2,587	2,163
	3,167	2,454	12,638	8,225
Net interest income	12,992	10,398	47,845	40,797
Provision for loan losses	581	70	1,104	201
Net interest income after provision
for loan losses	12,411	10,328	46,741	40,596

Noninterest income
Service charges on deposits	1,423	1,108	4,783	4,374
Other service charges, commissions and fees	1,153	840	4,263	3,254
Mortgage fee income	1,257	145	3,199	652
Securities gains	(2)	-	97	116
Other	581	365	2,420	1,225
	4,412	2,458	14,762	9,621
Noninterest expense
Salaries and employee benefits	7,370	5,091	26,218	20,123
Occupancy and equipment	1,391	1,103	4,850	4,180
Other	4,735	2,891	17,826	10,997
	13,496	9,085	48,894	35,300

Income before income taxes	3,327	3,701	12,609	14,917
Income taxes	571	736	2,398	3,000
Net income	$2,756	$2,965	$10,211	$11,917

Basic	$0.29	$0.35	$1.12	$1.41
Diluted	$0.29	$0.35	$1.12	$1.40
Cash dividends declared per share	$0.075	$0.05	$0.30	$0.20
Weighted average basic shares outstanding	9,494,859	8,439,886	9,129,705	8,439,454
Weighted average diluted shares outstanding	9,494,859	8,439,886	9,129,705	8,538,608

COLONY BANKCORP, INC. Unaudited Financial Highlights (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
EARNINGS SUMMARY
Net interest income	$12,992	$10,398	$47,845	$40,797
Provision for loan losses	581	70	1,104	201
Non-interest income	4,412	2,458	14,762	9,621
Non-interest expense	13,496	9,085	48,894	35,300
Income taxes	571	736	2,398	3,000
Net income	2,756	2,965	10,211	11,917

PER COMMON SHARE SUMMARY
Common shares outstanding	9,498,783	8,444,908	9,498,783	8,444,908
Weighted average basic shares	9,494,859	8,439,886	9,129,705	8,439,454
Weighted average diluted shares	9,494,859	8,439,886	9,129,705	8,538,608
Earnings per basic share	$0.29	$0.35	$1.12	$1.41
Earnings per diluted share	$0.29	$0.35	$1.12	$1.40
Cash dividends declared per share	$0.075	$0.05	$0.30	$0.20
Common book value per share	$13.74	$11.33	$13.74	$11.33
Tangible common book value per share	$11.68	$11.33	$11.68	$11.33

OPERATING RATIOS (ANNUALIZED)
Net interest margin (a)	3.72%	3.55%	3.61%	3.56%
Return on average assets	0.73%	0.97%	0.72%	0.99%
Return on average total equity	8.47%	13.18%	8.72%	13.32%
Efficiency (b)	77.24%	71.62%	77.93%	70.05%

(a)  Computed using fully taxable-equivalent net income.
(b) Computed by dividing non-interest expense by the sum of fully taxable-equivalent net interest income and non-interest income and excluding security gains/losses.

COLONY BANKCORP, INC. Unaudited Financial Highlights (Continued) (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
AVERAGE BALANCES
Total assets	$1,503,521	$1,225,442	$1,413,759	$1,201,874
Loans, net of reserves	961,756	780,814	884,595	764,992
Deposits	1,278,987	1,057,485	1,212,961	1,034,818
Total equity	130,217	90,012	117,118	89,478

ASSET QUALITY
Nonperforming loans	$9,814	$9,482	$9,814	$9,482
Nonperforming assets	11,134	11,323	11,134	11,323
Substandard assets	21,529	24,629	21,529	24,629
Net loan charge-offs	317	(53)	1,518	431
Reserve for loan loss to total loans	0.71%	0.93%	0.71%	0.93%
Reserve for loan loss to non- performing loans	69.93%	76.75%	69.93%	76.75%
Reserve for loan loss to non-performing assets	61.64%	64.27%	61.64%	64.27%

Net loan charge-offs to average total loans	0.13%	(0.01)%	0.17%	0.06%
Nonperforming loans to total loans	1.01%	1.21%	1.01%	1.21%
Nonperforming assets to total assets	0.73%	0.90%	0.73%	0.90%

Nonperforming assets to total loans
and other real estate	1.15%	1.45%	1.15%	1.45%
Substandard assets to tier one capital
and allowance for loan losses	14.22%	17.38%	14.22%	17.38%

Quarterly Comparative Data (in thousands, except per share data)

	4Q2019	3Q2019	2Q2019	1Q2019	4Q2018
Assets	$1,515,313	$1,477,682	$1,506,972	$1,279,077	$1,251,878
Loans	961,696	951,559	927,917	772,889	774,249
Deposits	1,294,222	1,251,273	1,297,723	1,111,678	1,085,125
Total Equity	130,505	129,651	126,509	101,066	95,692
Net Income	2,756	2,518	2,101	2,835	2,965
Net Income Per Basic Share	0.29	0.27	0.23	0.34	0.35

Key Performance Ratios
Return on Average Assets	0.73%	0.67%	0.60%	0.90%	0.97%
Return on Average Total Equity	8.47%	7.86%	7.43%	11.76%	13.18%
Total Equity to Total Assets	8.61%	8.77%	8.39%	7.90%	7.64%
Tangible Equity to
Tangible Assets	7.42%	7.56%	7.19%	7.85%	7.59%
Net Interest Margin	3.72%	3.64%	3.57%	3.46%	3.55%

For additional information, contact:
Tracie Youngblood
EVP & Chief Financial Officer
(229) 426-6000 (Ext 6003)